UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2008

Collexis Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-33495	20-0987069
(Commission File Number)	(IRS Employer Identification No.)

1201 Main Street, Suite 980, Columbia, SC	29201
(Address of principal executive offices)	(Zip Code)

(803) 727-1113
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

  On July 31, 2008, Collexis and its wholly-owned subsidiary, Collexis B.V., entered into a Separation and Settlement Agreement, effective as of June 30, 2008, with Peter van Praag, Van Praag Informatisering B.V. (“van Praag’s Company”) and Anna Adriana Wilhelmina Prinse (Mr. van Praag’s spouse) (the “van Praag Separation Agreement”). On July 31, 2008, pursuant to the van Praag Separation Agreement, Mr. van Praag resigned as a director of Collexis and from his position as chief executive officer of Collexis B.V., effective as of June 30, 2008. Pursuant to the van Praag Separation Agreement, the parties agreed (1) to terminate the labor contract between Collexis B.V. and van Praag made effective as of January 1, 2007, (2) that van Praag would resign as a director of Collexis and from his position as chief executive officer of Collexis B.V., effective as of June 30, 2008, (3) that van Praag would not compete, directly or directly, with Collexis or any of its affiliates through June 30, 2009, (4) that Collexis would pay van Praag a gross severance of €7,500 per month ($12,096 at the current exchange rate) for a period of eight months (approximately $96,768 total at the current exchange rate) as consideration for his entering into the van Praag Separation Agreement and (5) to mutually release each other party from any and all claims related to the subject matter of the van Praag Separation Agreement. In addition, the van Praag Separation Agreement amends the Collexis Option Agreement, dated as of April 4, 2007, such that the options granted (1.0 million shares) to van Praag’s Company to acquire shares of Collexis’s securities will be vested in full effective August 1, 2008 and exercisable for two years thereafter; provided, however, that van Praag and van Praag’s Company may not sell more than 75,000 of such purchased option shares in any one calendar month. Also as part of the van Praag Separation Agreement, van Praag and van Praag’s Company entered into a Lock-Up Agreement with Collexis pursuant to which such shareholders agreed not to sell, pledge, transfer or otherwise dispose of any of Collexis’s securities held by van Praag’s Company until July 1, 2009, other than the 75,000 purchased option shares in any one calendar month mentioned above.

The foregoing description of the van Praag Separation Agreement and the van Praag Lock-Up Agreement is qualified in its entirety by reference to the full text of the agreements attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

On July 31, 2008, Collexis and Collexis B.V. entered into a Separation and Settlement Agreement, effective as of June 30, 2008, with Henk Buurman, and V.D.B. Pacific B.V. (“Buurman’s Company”) (the “Buurman Separation Agreement”). On July 31, 2008, pursuant to the Buurman Separation Agreement, Mr. Buurman resigned from his position as Vice President of Strategy and Business Development of Collexis B.V., effective as of June 30, 2008. Pursuant to the Buurman Separation Agreement, the parties agreed (1) to terminate the labor contract between Collexis B.V. and Buurman made effective as of January 1, 2007, (2) that Buurman would resign as a director of Collexis B.V., effective as of June 30, 2008, (3) that Buurman would not compete, directly or directly, with Collexis or any of its affiliates through June 30, 2009, (4) that Collexis would pay Buurman a gross severance of €7,500 per month ($12,096 at the current exchange rate) for a period of eight months (approximately $96,768 total at the current exchange rate) as consideration for his entering into the Buurman Separation Agreement and (5) to mutually release each other party from any and all claims related to the subject matter of the Buurman Separation Agreement. In addition, the Buurman Separation Agreement amends the Collexis Option Agreement, dated as of April 4, 2007, such that the options granted (1.0 million shares) to Buurman’s Company to acquire shares of Collexis’s securities will be vested in full effective August 1, 2008 and exercisable for two years thereafter; provided, however, that Buurman and Buurman’s Company may not sell more than 75,000 of such purchased option shares in any one calendar month. Also as part of the Buurman Separation Agreement, Buurman and Buurman’s Company entered into a Lock-Up Agreement with Collexis pursuant to which such shareholders agreed not to sell, pledge, transfer or otherwise dispose of any of the Collexis’s securities held by Buurman’s Company until July 1, 2009, other than the 75,000 purchased option shares in any one calendar month mentioned above.

The foregoing description of the Buurman Separation Agreement and the Buurman Lock-Up Agreement is qualified in its entirety by reference to the full text of the agreements attached as Exhibits 10.3 and 10.4 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01 Other Events.

On July 17, 2008, Collexis filed a preliminary proxy statement announcing it would hold a special meeting of stockholders on August 19, 2008. Collexis has determined not to hold a special meeting of stockholders at this time and accordingly will not be mailing a proxy statement for the special meeting to its stockholders.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

10.1
Separation and Settlement Agreement, effective as of June 30, 2008, by and among Collexis Holdings, Inc., Collexis B.V., Peter van Praag, Van Praag Informatisering B.V. and Anna Adriana Wilhelmina Prinse.

10.2	Lock-Up Agreement, effective as of June 30, 2008, by and among Collexis Holdings, Inc., Collexis B.V., Peter van Praag, and Van Praag Informatisering B.V.

10.3	Separation and Settlement Agreement, effective as of June 30, 2008, by and among Collexis Holdings, Inc., Collexis B.V., Henk Buurman and V.D.B. Pacific B.V.

10.4	Lock-Up Agreement, effective as of June 30, 2008, by and among Collexis Holdings, Inc., Collexis B.V., Henk Buurman and V.D.B. Pacific B.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLEXIS HOLDINGS, INC.

Dated: August 6, 2008	By:	/s/ Mark Murphy
Mark Murphy
Chief Financial Officer